EXHIBIT 10.2

Celator Pharmaceuticals, Inc. 200 PrincetonSouth Corporate Center Suite 180 Ewing, NJ 08628 Tel: 609.243.0123 Fax: 609.243.0202 www.celatorpharma.com

April 1, 2016

Dr. Lawrence Mayer

2416 Carmaria Court

North Vancouver, B.C.

V7J 3M4

Dear Lawrence:

Reference is made to the Amended and Restated Executive Employment Agreement dated as of December 19, 2002 (the “Employment Agreement”) between you and Celator Pharmaceuticals Corp. (the “Corporation”), as successor in interest to Celator Technologies Inc., pursuant to which you were employed by the Corporation as President and Head of Research effective December 19, 2002, and you are now serving as President and Chief Scientific Officer.

The Corporation is a wholly-owned subsidiary of Celator Pharmaceuticals, Inc. (“CPI”). CPI considers it essential to its best interests and that of its stockholders to foster the continued employment of key management personnel. Accordingly, in order to induce you to remain in the employ of the Corporation, this letter (this “Amendment”) sets forth an amendment to the Employment Agreement to reflect a change in the severance benefits that will be paid to you by the Corporation if your employment is terminated upon a Change of Control by the Corporation without Cause or by you for Good Reason (as those terms are defined below) and to make certain related changes to the Employment Agreement.

We have agreed as follows:

1.            The definition of “Change of Control” set forth in Section 7 of the Employment Agreement is hereby amended and restated in its entirety to provide as follows:

For purposes of this Agreement, the term “Change of Control” shall mean either of the following events:

(i)           any merger or consolidation in which voting securities of Celator Pharmaceuticals, Inc. (“CPI”) possessing more than 50% of the total combined voting power of CPI’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board of Directors of CPI following such transaction is such that the directors of CPI prior to the transaction constitute less than 50% of the Board membership following the transaction; or

(ii)           any acquisition, directly or indirectly, by a person or related group of persons (other than CPI or a person that directly or indirectly controls, is controlled by, or is under common control with, CPI) of beneficial ownership of voting securities of CPI possessing more than 50% of the total combined voting power of CPI’s outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of CPI’s capital stock by an investor or group of investors in CPI in a capital-raising transaction.

2.            Section 17 of the Employment Agreement is hereby amended and restated in its entirety to provide as follows:

17.            Termination upon Change of Control. Notwithstanding anything to the contrary set forth herein, in the event that, after a Change of Control, either (i) your employment is terminated by the Corporation without Cause within twelve (12) months following a Change in Control, or (ii) you resign from your employment for Good Reason (as hereinafter defined) within twelve (12) months following a Change in Control: you will be entitled to receive from the Corporation, in addition to the portion of your Base Salary that has been earned through your last day of employment and is then payable, but that has not yet been paid, and in lieu of any amounts you are entitled to receive pursuant to all other provisions of this Agreement: (A) an amount equal to your Base Salary for a period of twelve (12) months from the termination date, payable in a single lump sum; (B) an amount equal to your earned bonus for the calendar year in which your employment termination occurs, plus any amount of your bonus for the prior calendar year that has been earned but that has not yet been paid, payable in a single lump sum; (C) an amount equal to your annual bonus for the calendar year in which your employment termination occurs, payable in a single lump sum; (D) reimbursement of the medical and dental insurance premiums for you and your eligible dependents under the Corporation’s group insurance plans at the same level you elected and was in effect as of the effective date of the termination of your employment for a period of (12) months from the termination date, in each case subject to all applicable tax deductions and withholdings; and (E) a lump sum amount equivalent to the full gross value of your accrued vacation that has not been taken as of the effective date of your termination, calculated and paid at the rate of your then-effective gross Base Salary; provided, however, that no severance payments or insurance reimbursements shall be paid or owed unless you first sign and deliver to the Corporation a covenant not to sue, which release and covenant shall be in a form prepared by and satisfactory to the Corporation and may incorporate post-employment obligations on your part consistent with those contemplated by this Agreement, as it may be hereafter amended and in effect upon the termination of your employment.

For purposes this Agreement, “Good Reason” shall be deemed to exist with respect to any termination by your employment for any of the following reasons: (i) the relocation of the office of the Corporation at which you are principally based to a location that is more than 50 miles from the location of the Corporation’s office as of the date of this Agreement provided that such new location is more than 50 miles from the location of your primary residence as of the date of this Agreement; (ii) any failure by the Corporation to comply in all material respects with any material term of this Agreement; (iii) your demotion to a lesser position than described in Section 1 hereof or a substantial diminution of your authority, duties or responsibilities as in effect on the date of this Agreement; or (iv) a material diminution of your Base Salary and benefits, in the aggregate, unless such reduction is part of a Corporation-wide reduction in compensation and/or benefits for all of its senior executives; provided, however, that “Good Reason” shall not include a termination of your employment upon your death or disability or by the Corporation for Cause, or a reduction in title, position, responsibilities or duties solely by virtue of the Corporation being acquired in the Change of Control and made part of, or operated as a subsidiary or division of, a larger company or organization, so long as such new duties and responsibilities are reasonably commensurate with your experience. You may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (A) you, within 60 days after the initial existence of the act or failure to act by the Corporation that constitutes “Good Reason” within the meaning of this Agreement, provide the Corporation with written notice that describes, in particular detail, the act or failure to act that you believe to constitute “Good Reason” and identify the particular clause of this paragraph that you contend is applicable to such act or failure to act; (B) the Corporation, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by you of your employment relationship with the Corporation, and (C) you actually resign your employment with the Corporation on or before that date that is six calendar months after the initial existence of the act or failure to act by the Corporation that constitutes “Good Reason.” If the requirements of the preceding sentence are not fully satisfied on a timely basis, then your resignation from your employment with the Corporation shall not be deemed to have been for “Good Reason,” you shall not be entitled to any of the benefits to which you would have been entitled if you had resigned your employment with the Corporation for “Good Reason,” and the Corporation shall not be required to pay any amount that would otherwise have been due to you under this Section 17 had you resigned with “Good Reason.

3.            All provisions of the Employment Agreement, as amended by this Amendment, that by their terms, whether express or implied, are intended to continue beyond the termination of your employment by the Corporation shall thereafter continue in effect.

4.            All of the terms, provisions, covenants and conditions of the Employment Agreement shall hereafter continue in full force and effect in accordance with their terms, except to the extent amended, modified or revised in this Amendment.

(Signature page follows.)

If the foregoing is acceptable to you, kindly sign and return one copy of this Amendment to the Corporation.

Sincerely yours,

CELATOR PHARMACEUTICALS, INC.

	By:	/s/ Scott T. Jackson
Scott T. Jackson Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Lawrence D. Mayer	April 1, 2016
Lawrence D. Mayer